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                                                                    EXHIBIT 10.1

                          SECURITIES PURCHASE AGREEMENT


           SECURITIES PURCHASE AGREEMENT, dated as of March 22, 1999, (THIS "AGREEMENT") by and among AVANIR Pharmaceuticals (formerly known as LIDAK Pharmaceuticals), a California corporation with headquarters located at 9393 Towne Centre Drive, Suite 200, San Diego, California 92121 (the "COMPANY"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "BUYER" and collectively, the "BUYERS").

           WHEREAS:

           A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("REGULATION D"), as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 ACT");

           B. The Company has authorized the following new series of its Preferred Stock, no par value per share, which shall be called the Company's Series D Convertible Preferred Stock ("PREFERRED STOCK"), and which shall be convertible into shares of the Company's Class A Common Stock, no par value per share (the "COMMON STOCK") (as converted, the "CONVERSION SHARES"), in accordance with the terms of the Company's Certificate of Determination of the Preferred Shares, substantially in the form attached hereto as Exhibit A (the "CERTIFICATE OF DETERMINATION");

           C. The Buyers wish to purchase, upon the terms and conditions stated in this Agreement, initially an aggregate of 200 shares of the Preferred Stock (the "INITIAL PREFERRED SHARES") in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers along with warrants to purchase up to 500 shares of Common Stock (as exercised, collectively, the "WARRANT SHARES") for each share of Preferred Stock purchased, such warrants to be substantially in the form attached hereto as Exhibit E (the "WARRANTS");

           D. Subject to the terms and conditions set forth in this Agreement, the Buyers will be required to buy and the Company will be required to sell an aggregate of 100 shares of Preferred Stock (pro rata based on the number of Initial Preferred Shares each Buyer purchased in relation to the total number of Initial Preferred Shares) (the "MANDATORY PREFERRED SHARES") along with the related Warrants;

           E. Subject to the terms and conditions set forth in this Agreement, each Buyer may have the right to purchase up to a number of additional shares of Preferred Stock (which aggregate number shall not exceed such Buyer's pro rata portion of 200 shares) equal to the sum of (i) the product of .5 multiplied by the number of Initial Preferred Shares purchased by such Buyer; (ii)




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the number of shares of Preferred Stock held by such Buyer on the date which is
365 days after the Initial Closing Date (as defined below); and (iii) the number of shares of Preferred Stock converted by such Buyer on or before the date which is 365 days after the Initial Closing Date at a Conversion Price (as defined in the Certificate of Determination) equal to the Fixed Conversion Price (as defined in the Certificate of Determination) of such shares of Preferred Stock as in effect on the date of conversion (collectively, the "ADDITIONAL PREFERRED SHARES"), along with the related Warrants (the Initial Preferred Shares, the Mandatory Preferred Shares and the Additional Preferred Shares collectively are referred to in this Agreement as the "PREFERRED SHARES");

           F. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the "REGISTRATION RIGHTS AGREEMENT") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

           NOW THEREFORE, the Company and the Buyers hereby agree as follows:

           1. PURCHASE AND SALE OF PREFERRED SHARES.

                     a. Purchase of Preferred Shares. Subject to satisfaction (or waiver) of the conditions set forth in Sections 6(a) and 7(a), the Company shall issue and sell to the Buyers and the Buyers severally shall purchase from the Company an aggregate of 200 Initial Preferred Shares, in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers, along with the related Warrants (the "INITIAL CLOSING"). Subject to the satisfaction (or waiver) of the conditions set forth in Sections 1(c), 6(b) and 7(b) below, each Buyer shall buy and the Company shall sell that number of Mandatory Preferred Shares equal to such Buyer's pro rata portion of an aggregate of 100 Mandatory Preferred Shares (based on the number of Initial Preferred Shares such Buyer purchased in relation to the total number of Initial Preferred Shares issued and sold, along with the related Warrants (the "MANDATORY CLOSING"). Subject to the satisfaction (or waiver) of the conditions set forth in Sections 1(d), 6(c) and 7(c), at the option of each Buyer, the Company shall issue at multiple closings, if applicable, and sell to such Buyer, and such Buyer may purchase from the Company, up to that number of Additional Preferred Shares (which aggregate number shall not exceed such Buyer's pro rata portion of 200 shares) equal to the sum of (i) the product of .5 multiplied by the number of Initial Preferred Shares purchased by such Buyer, (ii) the number of Preferred Shares held by such Buyer on the date which is 365 days after the Initial Closing Date and (iii) the number of Preferred Shares converted by such Buyer, on or before the date which is 365 days after the Initial Closing Date, at a Conversion Price equal to the Fixed Conversion Price of such Preferred Shares as in effect on the corresponding date of conversion, along with the related Warrants (the "ADDITIONAL CLOSINGS"). (The Initial Closing, the Mandatory Closing and the Additional Closings collectively are referred to in this Agreement as the "CLOSINGS"). The aggregate purchase price (the "PURCHASE PRICE") of each Preferred Share and related Warrant at each of the Closings shall be $10,000.



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                     b. The Initial Closing Date. The date and time of the
Initial Closing (the "INITIAL CLOSING DATE") shall be 10:00 a.m. Central Time, within five (5) business days following the date hereof, subject to satisfaction (or waiver) of the conditions to the Initial Closing set forth in Sections 6(a) and 7(a) (or such later date as is mutually agreed to by the Company and the Buyers). The Initial Closing shall occur on the Initial Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693.

                     c. The Mandatory Closing Date. The date and time of the Mandatory Closing (the "MANDATORY CLOSING DATE") shall be 10:00 a.m. Central Time, on the tenth (10th) business day following the Mandatory Share Notice Date (as defined below), subject to satisfaction (or waiver) of the conditions to the Mandatory Closing set forth in Sections 6(b) and 7(b) and the conditions set forth in this Section 1(c) (or such later date as is mutually agreed to by the Company and the Buyers). The Company shall deliver written notice (the "MANDATORY SHARE NOTICE") to each Buyer on a date (the "MANDATORY SHARE NOTICE DATE") as soon as reasonably practicable, but in no event later than the first business day, following the date that the Initial Registration Statement (as defined in the Registration Rights Agreement) registering the Initial Registrable Securities (as defined in the Registration Rights Agreement) has been declared effective by the SEC in accordance with the terms of the Registration Rights Agreement. The Mandatory Share Notice shall set forth (x) each Buyer's pro rata portion (based on the number of Initial Preferred Shares such Buyer purchased in relation to the total number of Initial Preferred Shares purchased by all of the Buyers) of the aggregate number of the Mandatory Preferred Shares (which aggregate number shall be 100 Preferred Shares), rounded to the closest whole Preferred Share, which such Buyer is required to purchase at such Mandatory Closing, (y) the aggregate Purchase Price for such Buyer's Mandatory Preferred Shares and (z) the date of the Mandatory Closing Date. Notwithstanding the foregoing, no Buyer shall be required to purchase the Mandatory Preferred Shares unless each of the following conditions is satisfied:
(i) during the period beginning on the Mandatory Share Notice Date and ending on and including the Mandatory Closing Date, the Initial Registration Statement covering the resale of the Conversion Shares and the Warrant Shares at all times has been effective and available for the sale of no less than the sum of (I) 200% of the sum of (A) the number of Conversion Shares then issuable upon the conversion of the then outstanding Initial Preferred Shares and the Mandatory Preferred Shares to be issued at the Mandatory Closing (as if converted at the Conversion Price on the Mandatory Share Notice Date and as if the Mandatory Preferred Shares were issued and outstanding) and (B) the number of Conversion Shares outstanding as of the Mandatory Share Notice Date and (II) 100% of the sum of (y) the number of Warrant Shares then issuable upon exercise of the outstanding Warrants and (z) the number of Warrant Shares outstanding as of the Mandatory Share Notice Date; (ii) no event constituting a Major Transaction (as defined in Section 3(c) of the Certificate of Determination), including an agreement to consummate a Major Transaction, or a Triggering Event (as defined in Section 3(d) of the Certificate of Determination) shall have occurred nor shall any pending event which would constitute a Major Transaction have been publicly disclosed from the period beginning on and including the Initial Closing Date and ending on and including the Mandatory Closing Date; (iii) at all times during the period beginning on the date of this Agreement and ending on and including the Mandatory Closing Date, the Common Stock shall


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have been authorized for quotation on the Nasdaq National Market or listed on the American Stock Exchange ("AMEX") or the New York Stock Exchange, Inc. ("NYSE") and shall not have been suspended from trading on such exchanges (except for a voluntary suspension of not more than one day due to a business announcement by the Company), nor shall delisting or suspension by such exchanges have been threatened (except as set forth in the letter to the Company dated February 8, 1999 from the Nasdaq Stock Market, Inc., provided that the Company has satisfied the requirements set forth in such letter) either (A) in writing by such exchanges or (B) by falling below the minimum listing maintenance requirements of such exchanges; (iv) during the period beginning on the Initial Closing Date and ending on and including the Mandatory Closing Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares on a timely basis as set forth in Section 2(f)(ii) of the Certificate of Determination and otherwise shall have been in compliance with and shall not have breached any provision of the Transaction Documents (as defined below) and the Certificate of Determination;(v) the Company shall have received the approval of the Company's shareholders, pursuant to Section 4(l), to issue the Conversion Shares upon the Conversion of the Preferred Shares and the Warrant Shares upon exercise of the Warrants in excess of the Exchange Cap (as defined in the Certificate of Determination); and (vi) the Company shall not have previously delivered a Mandatory Share Notice. The Mandatory Closing shall occur on the Mandatory Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693.

                     d. The Additional Closing Date. The date and time of the Additional Closings (the "ADDITIONAL CLOSING DATES") shall be 10:00 a.m. Central time, on the date specified in the Additional Share Notice (as defined below), subject to satisfaction (or waiver) of the conditions to each of the Additional Closings set forth in Sections 6(c) and 7(c) and the conditions contained in this Section 1(d) (or such later date as is mutually agreed to by the Company and the Buyers). At any time during the period beginning on the Initial Closing Date and ending on and including the Maturity Date (as defined in the Certificate of Determination) of the Initial Preferred Shares, but subject to the requirements of Sections 6(c) and 7(c) and the conditions contained in this
Section 1(d); each Buyer may purchase, at such Buyer's option, Additional Preferred Shares by delivering written notice to the Company (an "ADDITIONAL SHARE NOTICE") at least five (5) business days (the "ADDITIONAL SHARE NOTICE DATE") prior to the Additional Closing Date set forth in the Additional Share Notice; provided, however, that the aggregate purchase price of such Additional Preferred Shares shall not be less than $250,000 for any Additional Closing; and, provided further, that the aggregate number of Additional Preferred Shares purchased by any Buyer shall not exceed such Buyer's pro rata portion (based on the number of Initial Preferred Shares such Buyer purchased in relation to the total number of Initial Preferred Shares purchased by all of the Buyers) of 200 Preferred Shares. The Additional Share Notice shall set forth (i) the number of Additional Preferred Shares such Buyer will purchase (which number shall not (X) exceed such Buyer's pro rata portion of 200 shares, or (Y) exceed the sum of (a) the product of .5 multiplied by the number of Initial Preferred Shares purchased by such Buyer, (b) the number of Preferred Shares held by such Buyer on the date which is 365 days after the Initial Closing Date and (c) the number of Preferred Shares converted by such Buyer on or before the date which is 365 days after the Initial Closing Date at a Conversation Price equal to the Fixed Conversion Price of such


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Preferred Shares as in effect on the date of conversion), (ii) the aggregate
Purchase Price for the Additional Preferred Shares and (iii) the date for the Additional Closing Date. A Buyer shall only be allowed to deliver an Additional Share Notice on a day on which the Closing Bid Price (as defined in the Certificate of Determination) of the Common Stock is greater than the Market Price (as defined in the Certificate of Determination) in effect on the Initial Closing Date. The Additional Closing shall occur on the Additional Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693. (The Initial Closing Date, the Mandatory Closing Date, and the Additional Closing Dates collectively are referred to in this Agreement as the "CLOSING DATES").

                     e. Form of Payment. On each of the Closing Dates, (i) each Buyer shall pay the Purchase Price to the Company for the Preferred Shares and the related Warrants to be issued and sold to such Buyer at the respective Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions, and (ii) the Company shall deliver to each Buyer, stock certificates (in the denominations as such Buyer shall request) (the "STOCK CERTIFICATES") representing such number of the Preferred Shares which such Buyer is then purchasing (as indicated opposite such Buyer's name on the Schedule of Buyers or in the applicable notice), along with the related Warrants, duly executed on behalf of the Company and registered in the name of such Buyer or its designee. The Stock Certificates shall bear the restrictive legends required pursuant to Section 2(g).


           2. BUYER'S REPRESENTATIONS AND WARRANTIES.

                     Each Buyer represents and warrants with respect to only itself that:

                     a. Investment Purpose. Such Buyer (i) is acquiring the Preferred Shares and the Warrants, (ii) upon conversion of the Preferred Shares, will acquire the Conversion Shares then issuable and (iii) upon exercise of the Warrants, will acquire the Warrant Shares issuable upon exercise thereof (the Preferred Shares, the Warrants, the Conversion Shares and the Warrant Shares, collectively are referred to herein as the "SECURITIES"), for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

                     b. Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D. Such Buyer has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of acquiring the Preferred Shares and the Warrants.



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                     c. Reliance on Exemptions. Such Buyer understands that the
Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire such Securities.

                     d. Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company, including the Company's management. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in Sections 3 and 9(m) below. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

                     e. No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

                     f. Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered for resale thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a form, scope and substance reasonably acceptable to the Company or its counsel, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with assurance reasonably acceptable to the Company or its counsel that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto)("RULE 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Securities under


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the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

                     g. Legends. Such Buyer understands that the certificates or other instruments representing the Preferred Shares and the Warrants and, until such time as the resale of the Conversion Shares and the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares and the Warrant Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

           THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED FOR RESALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE RESALE OF THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN FORM, SCOPE AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY OR ITS COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if (i) such Securities are registered for resale under the 1933 Act,
(ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a form, scope and substance reasonably acceptable to the Company or its counsel, to the effect that a public sale, assignment or transfer of such Securities may be made without registration under the 1933 Act, or (iii) such holder provides the Company with assurances reasonably acceptable to the Company that such Securities can be sold pursuant to Rule 144. Each Buyer acknowledges, covenants and agrees to sell the Securities represented by a certificate(s) from which the legend has been removed, only pursuant to (i) a registration statement effective under the 1933 Act, or (ii) advice of counsel that such sale is exempt from registration required by Section 5 of the 1933 Act.

                     h. Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable against such Buyer in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency,


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reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies. Such Buyer has the requisite corporate or other power and authority to enter into and perform this Agreement and the Registration Rights Agreement. The execution and delivery of this Agreement and the Registration Rights Agreement by such Buyer and the consummation by such Buyer of the transactions contemplated hereby and thereby, including, without limitation, the payment of the Purchase Price for each Preferred Share purchased has been duly authorized by such Buyer's board of directors or other person or body having the power to authorize such actions by such Buyer.

                     i. Residency. Such Buyer is a resident of that jurisdiction specified on the Schedule of Buyers.

                     j. Organization. Such Buyer is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

                     k. No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the Registration Rights Agreement does not (i) result in a violation of such Buyer's organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which such Buyer is a party.

                     l. Section 9 of the Securities Exchange Act. So long as a Buyer holds any Preferred Shares, such Buyer will comply at all times with the provisions of Section 9 of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and the rules promulgated thereunder (including, without limitation, Regulation M) with respect to transactions involving the securities of the Company.

           3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                     The Company represents and warrants to each of the Buyers that:

                     a. Organization and Qualification. The Company and its "Subsidiaries" (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) (a complete list of which is set forth in Schedule 3(a)) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in


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this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or, insofar as can reasonably be foreseen, prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below) or the Certificate of Determination.

                     b. Authorization; Enforcement; Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5), the Warrants and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "TRANSACTION DOCUMENTS"), and to issue the Securities in accordance with the terms hereof and thereof; (ii) the execution and delivery of the Transaction Documents and the Certificate of Determination by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Preferred Shares and the Warrants and the reservation for issuance and the issuance of the Conversion Shares and the Warrant Shares issuable upon conversion or exercise thereof, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its shareholders, (iii) the Transaction Documents have been duly executed and delivered by the Company, (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies, and (v) prior to each of the Closing Dates, the Certificate of Determination will have been filed with the Secretary of State of the State of California and will be in full force and effect, enforceable against the Company in accordance with its terms.

                     c. Capitalization. The authorized capital stock of the Company consists of (i) 99,288,000 shares of Common Stock, of which as of March 19, 1999, 40,941,292 shares were issued and outstanding, 1,939,407 shares were issuable and reserved for issuance pursuant to the Company's 1994 Stock Option Plan, 1,875,000 shares were issuable and reserved for issuance under the Company's 1998 Stock Option Plan, 8,137,388 shares were issuable and reserved for issuance under the Class A Common Stock Investment Agreement dated as of January 22, 1999 by and between Promethean Investment Group, L.L.C. and the Company, and 8,853,794 shares were issuable and reserved for issuance pursuant to securities (other than the shares issuable pursuant to this Agreement) exercisable or exchangeable for, or convertible into, shares of Common Stock and
(ii) 712,000 shares of Class B Common Stock, no par value per share, of which as of March 19, 1999, 49,000 shares were issued and outstanding and 419,000 shares were reserved for issuance pursuant to stock options issued and outstanding exercisable into shares of Class B Common Stock (iii) 10,000,000 shares of preferred stock, no par value per share, of which as of March 19, 1999 no shares were issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.


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Except as disclosed in Schedule 3(c), (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding debt securities; (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries; (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its securities under the 1933 Act (except the Registration Rights Agreement); (v) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement; and (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to the Buyers true and correct copies of the Company's Articles of Incorporation, as amended and as in effect on the date hereof (the "ARTICLES OF INCORPORATION"), and the Company's By-laws, as in effect on the date hereof (the "BY-LAWS"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

                     d. Issuance of Securities. The Preferred Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) validly issued, fully paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issue thereof and (iii) entitled to the rights and preferences set forth in the Certificate of Determination. At least 8,137,388 shares of Common Stock (subject to adjustment pursuant to the Company's covenant set forth in Section 4(f) below) have been duly authorized and reserved for issuance upon conversion of the Preferred Shares and exercise of the Warrants. Upon conversion or exercise in accordance with the Certificate of Determination or the Warrants, as the case may be, the Conversion Shares and the Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Based in part upon the representations and warranties of the Buyers set forth in
Section 2, the issuance by the Company of the Securities is exempt from registration under the 1933 Act.

                     e. No Conflicts. Except as disclosed in Schedule 3(e), the execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations under the Certificate of Determination and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Conversion Shares and the Warrant Shares) will not result in a violation of the Articles of Incorporation, any Certificate of Determination of any outstanding series of preferred stock of the Company or the By-laws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of the principal market or exchange on which the Common Stock is traded or listed) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in
Schedule 3(e), neither the Company nor any of its Subsidiaries is in violation of any term of or in default under (i) its Articles of Incorporation, any Certificate of Determination of any outstanding series of preferred stock or By-laws, respectively, or (ii) any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance or regulation of any governmental entity, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents or the Certificate of Determination in accordance with the terms hereof or thereof. Except as disclosed in Schedule 3(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. Except as disclosed in Schedule 3(e), the Company is not in violation of the listing requirements of the Nasdaq National Market as in effect on the date that this representation is made or deemed to have been made and is not aware of any facts which would reasonably lead to delisting or suspension of the Common Stock by the Nasdaq National Market in the foreseeable future.

                     f. SEC Documents; Financial Statements. Since September 30, 1997, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act, (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC DOCUMENTS"). The Company has delivered to each Buyer or its respective representatives true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyers which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(d) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Neither the Company nor any of its Subsidiaries or any of their respective officers, directors, employees or agents have provided the Buyers with any material, nonpublic information, which was not publicly disclosed prior to the date hereof and any material, nonpublic information provided to the Buyers by the Company or its Subsidiaries or any of their respective officers, directors, employees or agents prior to the Initial Closing Date shall be publicly disclosed by the Company prior to the Initial Closing Date.

                     g. Absence of Certain Changes. Except as disclosed in
Schedule 3(g), since September 30, 1998 there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, liabilities, results of operations or prospects of the Company or its Subsidiaries. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

                     h. Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, except as expressly set forth in Schedule 3(h). Except as set forth in Schedule 3(h), none of the directors or officers of the Company have been involved in securities related litigation during the past five years.

                     i. Acknowledgment Regarding Buyers' Purchase of Preferred Shares. The Company acknowledges and agrees that each of the Buyers is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the Certificate of Determination and the transactions contemplated hereby and thereby. The Company further acknowledges that each Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the Certificate of Determination and the transactions contemplated hereby and thereby and any advice given by any of the Buyers or any of their respective representatives or agents in connection with the Transaction Documents and the Certificate of Determination and the transactions contemplated hereby and thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

                     j. No Undisclosed Events, Liabilities, Developments or Circumstances. Other than the transactions contemplated hereby, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Company or its Subsidiaries or their respective business, properties, operations, financial condition, or, insofar as can reasonably be foreseen, prospects, that would be required to be disclosed by the Company under applicable securities laws on a registration statement (including by way of incorporation by reference) filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly disclosed.

                     k. No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

                      l. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of The Nasdaq Stock Market, Inc. (except, for purposes of any applicable shareholder approval provisions under the rules and regulations of The Nasdaq Stock Market, Inc., possible integration with the Equity Line (as defined in the Certificate of Determination)), nor will the Company or any of its Subsidiaries take any action or steps that would require registration of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

                     m. Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that relations with their employees are good. Except as set forth on Schedule 3(m), no executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer, to the best knowledge of the Company and its Subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

                     n. Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth on Schedule 3(n), none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights necessary to conduct its business as now or as proposed to be conducted have expired or terminated, or are expected to expire or terminate within two years from the date of this Agreement, except where such expirations or terminations would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth on Schedule 3(n), there is no claim, action or proceeding being made or brought against or, to the knowledge of the Company or any of its Subsidiaries, being threatened against, the Company or its Subsidiaries regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement; and the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing which would have a Material Adverse Effect. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

                     o. Environmental Laws. The Company and its Subsidiaries (i) are in material compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in material compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing cases, the failure to so comply would not have, individually or in the aggregate, a Material Adverse Effect.

                     p. Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(p) or such as do not have a material adverse effect on the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

                     q. Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

                     r. Regulatory Permits. Except as set forth on Schedule 3(r), the Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such items would not have, individually or in the aggregate, a Material Adverse Effect; and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except for such certificates, authorizations or permits which if not obtained, or such revocations or modifications which, would have a Material Adverse Effect.

                     s. Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                     t. No Materially Adverse Contracts, Etc. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is expected in the future to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Company's officers has or is expected to have a Material Adverse Effect.

                     u. Tax Status. Except as set forth on Schedule 3(u), the Company and each of its Subsidiaries has made or filed all United States federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

                     v. Certain Transactions. Except as set forth on Schedule 3(v) or in the SEC Documents filed at least ten (10) days prior to the date hereof and except for arms' length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed on Schedule 3(c), none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                     w. Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Preferred Shares and Warrant Shares issued upon exercise of the Warrants will increase in certain circumstances. The Company further acknowledges that, subject to such limitations as are expressly set forth in the Transaction Documents, its obligation to issue Conversion Shares upon conversion of the Preferred Shares in accordance with this Agreement and the Certificate of Determination and its obligation to issue the Warrant Shares in accordance with this Agreement and the Warrants is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

                     x. No Other Agreements. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

                     y. Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Buyers as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and the Buyer's ownership of the Securities.

                     z. Rights Agreement. The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company, except for the shareholder rights plan disclosed in the Company's Current Report on Form 8-K dated March 25, 1999 and filed with the SEC on March 11, 1999 (the "RIGHTS PLAN"), which describes, among other things, beneficial ownership of 15% of the Company's equity securities to trigger a rights distribution. Subject to
Section 2(a) of the Certificate of Determination which limits the beneficial ownership of each Buyer and its affiliates to no more than 4.99% of the total outstanding shares of Common Stock, the Company specifically represents, warrants and agrees that none of the Buyers is intended to be or will be deemed to be an Acquiring Person within the meaning of the Rights Plan because of the acquisition of the Securities (including the Conversion Shares and the Warrant Shares) pursuant to this Agreement, and the acquisition of the Securities (including the Conversion Shares and the Warrant Shares) pursuant to this Agreement, shall not, under any circumstances, trigger a Distribution Date within the meaning of the Rights Plan.

                     aa. Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company or any of its Subsidiaries, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company: used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

           4.        COVENANTS.

                     a. Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

                     b. Form D. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before each of the Closing Dates, take such action as the Company shall reasonably determine is necessary to qualify the Securities for, or obtain exemption for the Securities for, sale to the Buyers at each of the Closings pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following each of the Closing Dates.

                     c. Reporting Status. Until the earlier of (i) the date which is one year after the date on which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Conversion Shares and the Warrant Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto) and (ii) the date which is five (5) years from the last Closing Date to occur (the "REPORTING PERIOD"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

                     d. Use of Proceeds. The Company will use the proceeds from the sale of the Preferred Shares for general corporate and working capital purposes.

                     e. Financial Information. The Company agrees to send the following to each Investor (as defined in the Registration Rights Agreement) during the Reporting Period: (i) within two (2) days after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements or amendments (other than on Form S-8) filed pursuant to the 1933 Act; (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries and (iii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders.

                     f. Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 200% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares (without regard to any limitations on conversion) and 100% of the number of shares of Common Stock needed to provide for the issuance of the Warrant Shares.

                     g. Additional Financing; Right of First Refusal. Subject to the exceptions described below, the Company agrees that during the period beginning on the date hereof and ending on the date which is 180 days after the Initial Closing Date neither the Company nor its Subsidiaries will, without the prior written consent of the holders of the Preferred Shares representing at least two-thirds (2/3) of the Preferred Shares then outstanding, negotiate or contract with any party for any equity financing (including any debt financing with an equity component) or issue any equity securities of the Company or any Subsidiary or securities convertible or exchangeable into or for equity securities of the Company or any Subsidiary (including debt securities with an equity component) in any form ("FUTURE OFFERINGS"). Subject to the exceptions described below, the Company agrees that during the period beginning on the date hereof and ending on the date which is 365 days after the Initial Closing Date, neither the Company nor its Subsidiaries will, without the prior written consent of the holders of the Preferred Shares representing at least two-thirds (2/3) of the Preferred Shares then outstanding, negotiate or contract with any party for any Future Offering, unless it shall have first delivered to each Buyer or a designee appointed by such Buyer written notice (the "FUTURE OFFERING NOTICE") describing the proposed Future Offering, including the terms and conditions thereof, and providing each Buyer an option to purchase up to its Aggregate Percentage (as defined below), as of the date of delivery of the Future Offering Notice, in the Future Offering on the same terms and conditions set forth in the Future Offering Notice. The limitations referred to in the preceding two sentences are collectively referred to as the "CAPITAL RAISING LIMITATIONS". For purposes of this Section 4(g), "AGGREGATE PERCENTAGE" at any time with respect to any Buyer shall mean the percentage obtained by dividing (i) the aggregate number of Preferred Shares purchased by such Buyer at the Closings by (ii) the aggregate number of Preferred Shares purchased by all Buyers at the Closings. A Buyer can exercise its option to participate in a Future Offering by delivering written notice thereof to participate to the Company within ten (10) business days of receipt of a Future Offering Notice, which notice shall state the quantity of securities being offered in the Future Offering that such Buyer will purchase, up to its Aggregate Percentage, and that number of securities it is willing to purchase in excess of its Aggregate Percentage. In the event that one or more Buyers fail to elect to purchase up to each such Buyer's Aggregate Percentage then each Buyer which has indicated that it is willing to purchase a number of securities in excess of its Aggregate Percentage shall be entitled to purchase its pro rata portion (determined in the same manner as described in the preceding sentence) of the securities in the Future Offering which one or more Buyers have not elected to purchase. In the event the Buyers fail to elect to fully participate in the Future Offering within the periods described in this Section 4(g), the Company shall have 30 days thereafter to sell the securities of the Future Offering for which such Buyers' rights were not exercised, upon the same terms and conditions (including the amount thereof) specified in the Future Offering Notice. In the event the Company has not sold such securities of the Future Offering within such 30 day period, the Company shall not thereafter issue or sell such securities without first offering such securities to the Buyers in the manner provided in this
Section 4(g). The Capital Raising Limitations shall not apply to (i) a loan from a commercial bank without any equity component, (ii) any transaction involving the Company's issuances of securities (A) as consideration in a merger or consolidation, (B) in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or (C) as consideration for the acquisition of a business, product or license or other assets by the Company, (iii) the issuance of Common Stock in a firm commitment, underwritten public offering with net proceeds of at least $15,000,000, (iv) the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof, or
(v) the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option plan, restricted stock plan or stock purchase plan for the benefit of the Company's employees or directors. The Buyers shall not be required to participate or exercise their right of first refusal with respect to a particular Future Offering in order to exercise their right of first refusal with respect to later Future Offerings.

                     h. Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system (including the Nasdaq National Market), if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents and the Certificate of Determination. The Company shall maintain the Common Stock's authorization for listing on the Nasdaq National Market, AMEX or NYSE. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Nasdaq National Market, AMEX or NYSE (other than to switch listings from the Nasdaq National Market to AMEX or NYSE). The Company shall promptly provide to each Buyer copies of any notices it receives from the Nasdaq National Market, AMEX or NYSE regarding the continued eligibility of the Common Stock for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this
Section 4(h).

                     i. Expenses. Subject to Section 9(l) below and the receipt of reasonable supporting documentation, following the Initial Closing, the Company shall reimburse the Buyers for the Buyers' reasonable expenses (including reasonable attorneys' fees and expenses) in connection with negotiating and preparing the Transaction Documents and the Certificate of Determination and consummating the transactions contemplated thereby and hereby up to an aggregate of $40,000.

                     j. Transactions With Affiliates. So long as (i) any Preferred Shares or Warrants are outstanding or (ii) any Buyer owns Conversion Shares or Warrant Shares with a market value of greater than $500,000 the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years, shareholders who beneficially own 5% or more of the outstanding shares of Common Stock, or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a "RELATED PARTY"), except for (a) customary employment arrangements and benefit programs on reasonable terms or
(b) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any Subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "AFFILIATE" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a 5% or more equity interest in that person or entity, (ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. "CONTROL" or "CONTROLS" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

                     k. Filing of Form 8-K. On or before the first business day following each of the Closing Dates, the Mandatory Share Notice Date and each Additional Share Notice Date, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transaction contemplated by the Transaction Documents and consummated at such Closing, in each case in the form required by the 1934 Act.

                     l. Proxy Statement. The Company shall provide to each shareholder entitled to vote at the next meeting of shareholders of the Company, which meeting shall occur on or before May 31, 1999 (the "SHAREHOLDER MEETING DEADLINE"), a proxy statement, which has been previously reviewed by the Buyers and a counsel of their choice, soliciting each such shareholder's affirmative vote at such shareholder meeting for approval of the Company's issuance of all of the Securities as described in this Agreement, and the Company shall use its best efforts to solicit its shareholders' approval of such issuance of the Securities and cause the Board of Directors of the Company to recommend to the shareholders that they approve such proposal. If the Company fails to hold a meeting of its shareholders by the Shareholder Meeting Deadline, then, as partial relief (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each holder of Preferred Shares an amount in cash per Preferred Share equal to the product of (i) $10,000; multiplied by (ii) 0.02; multiplied by (iii) the quotient of (x) the number of days after the Shareholder Meeting Deadline that a meeting of the Company's shareholders is not held, divided by
(y) 30. The Company shall make the payments referred to in the immediately preceding sentence within five (5) days of the earlier of (I) the holding of the meeting of the Company's shareholders, the failure of which resulted in the requirement to make such payments, and (II) the last day of each 30-day period beginning on the Shareholder Meeting Deadline. In the event the Company fails to make such payments in a timely manner, such payments shall bear interest at the lower of the rate of 2.0% per month or the maximum rate allowable under California law (pro rated for partial months) until paid in full.

           5.        TRANSFER AGENT INSTRUCTIONS.

                     The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares and the Warrant Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Preferred Shares or exercise of the Warrants (the "IRREVOCABLE TRANSFER AGENT INSTRUCTIONS"). Prior to registration of the Conversion Shares and the Warrant Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in
Section 2(g) of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, and stop transfer instructions to give effect to Section 2(f) hereof (in the case of the Conversion Shares and the Warrant Shares, prior to registration of the Conversion Shares and the Warrant Shares under the 1933 Act) will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section 5 shall affect in any way each Buyer's obligations and agreements set forth in Section 2(g) to comply with all applicable prospectus delivery requirements, if any, upon resale of the Securities. If a Buyer provides the Company with an opinion of counsel, in form, scope and substance reasonable acceptable to the Company or its counsel, that registration of a resale by such Buyer of any of such Securities is not required under the 1933 Act, the Company shall permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Buyer and, if appropriate given the basis for registration of such resale not being required, without any restrictive legends. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this
Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyers shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

           6.        CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

                     a. Initial Closing Date. The obligation of the Company hereunder to issue and sell the Initial Preferred Shares to each Buyer at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

                     (i) Such Buyer shall have executed each of the Transaction Documents and delivered the same to the Company.

                     (ii) The Certificate of Determination shall have been filed with the Secretary of State of the State of California.

                     (iii) Such Buyer shall have delivered to the Company the Purchase Price for the Preferred Shares and the related Warrants being purchased by such Buyer at the Initial Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

                     (iv) The representations and warranties of such Buyer shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Initial Closing Date.

                     (v) No statute, rule regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                     (vi) All 200 Initial Preferred Shares shall have been purchased by one or more of the Buyers.

                     (vi) No legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement.

                     b. Mandatory Closing Date. The obligation of the Company hereunder to issue and sell the Mandatory Preferred Shares to each Buyer at the Mandatory Closing is subject to the satisfaction, at or before the Mandatory Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

                     (i) Such Buyer shall have delivered to the Company the Purchase Price for the Mandatory Preferred Shares and the related Warrants being purchased by such Buyer at the Mandatory Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

                     (ii) The representations and warranties of such Buyer shall be true and correct as of the date when made and as of the Mandatory Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Mandatory Closing Date.

                     (iii) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                     (iv) No legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement.

                     c. Additional Closing Dates. The obligation of the Company hereunder to issue and sell the Additional Preferred Shares to each Buyer at the Additional Closings is subject to the satisfaction, at or before the applicable Additional Closing Dates, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

                     (i) Such Buyer shall have delivered to the Company the Purchase Price for the Additional Preferred Shares and the related Warrants being purchased by such Buyer at the Additional Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

                     (ii) The representations and warranties of such Buyer shall be true and correct as of the date when made and as of the applicable Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the applicable Additional Closing Date.

                     (iii) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                     (iv) No legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement.

           7.        CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

                     a. Initial Closing Date. The obligation of each Buyer hereunder to purchase the Initial Preferred Shares at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

                     (i) The Company shall have executed each of the Transaction Documents, and delivered the same to such Buyer.

                     (ii) The Certificate of Determination, shall have been filed with the Secretary of State of the State of California, and a copy thereof certified by such Secretary of State shall have been delivered to such Buyer.

                     (iii) The Common Stock shall be authorized for quotation on the Nasdaq National Market or listed on AMEX or NYSE, and shall not have been suspended from trading on or delisted from such exchanges (except for a voluntary suspension of not more than one day due to a business announcement by the Company) nor shall delisting or suspension by such exchanges have been threatened (except as set forth in the letter to the Company dated February 8, 1999 from the Nasdaq Stock Market, Inc.) either (A) in writing by such exchanges or
           (B) by falling below the minimum listing maintenance requirements of such exchanges and all of the Conversion Shares and the Warrant Shares issuable upon conversion or exercise of the Initial Preferred Shares and the related Warrants, as the case may be, to be sold at the Initial Closing shall be listed upon the Nasdaq National Market, AMEX or NYSE.

                     (iv) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents or the Certificate of Determination to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive

           Officer of the Company, dated as of the Initial Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer including, without limitation, an update as of the Initial Closing Date regarding the representation contained in
           Section 3(c) above.

                     (v) Such Buyer shall have received the opinion of Baker & McKenzie dated as of the Initial Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit C attached hereto.

                     (vi) The Company shall have executed and delivered to such Buyer the Warrants and the Stock Certificates (in such denominations as such Buyer shall request) for the Initial Preferred Shares being purchased by such Buyer at the Initial Closing.

                     (vii) The Board of Directors of the Company shall have adopted resolutions consistent with Section 3(b)(ii) above and in a form reasonably acceptable to such Buyer (the "RESOLUTIONS").

                     (viii) As of the Initial Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares and exercise of the Warrants, at least 8,137,388 shares of Common Stock.

                     (ix) The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent.

                     (x) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within ten (10) days of the Initial Closing Date.

                     (xi) The Company shall have delivered to such Buyer a secretary's certificate certifying as to (A) the Resolutions, (B) the Articles of Incorporation and (C) By-laws, each as in effect at the Initial Closing Date.

                     (xii) The Company shall have delivered to such Buyer a certified copy of its Articles of Incorporation as certified by the Secretary of State of the State of California within ten (10) days of the Initial Closing Date.

                     (xiii) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five (5) days of the Initial Closing Date.

                     (xiv) The Company shall have executed and delivered to such Buyer a copy of an amendment to the Class A Common Stock Investment Agreement dated as of January 22, 1999 between the Company and Promethean Investment Group L.L.C. in form and substance reasonably satisfactory to such Buyer.

                     (xv) All 200 Initial Preferred Shares shall have been purchased by one or more of the Buyers.

                     (xvi) No legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement.

                     (xvii) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by the Transaction Documents as such Buyer or its counsel may reasonably request upon reasonable advance notice.

                     b. Mandatory Closing Date. The obligation of each Buyer hereunder to purchase the Mandatory Preferred Shares at the Mandatory Closing is subject to the satisfaction, at or before the Mandatory Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

                     (i) The Company shall have complied with and satisfied all of the requirements of Section 1(c).

                     (ii) The Certificate of Determination, shall be in full force and effect and shall not have been amended since the Initial Closing Date, and a copy thereof certified by the Secretary of State of the State of California shall have been delivered to such Buyer.

                     (iii) The Common Stock shall be authorized for quotation on the Nasdaq National Market or listed on AMEX or NYSE, and shall not have been suspended from trading on or delisted from such exchanges nor shall delisting or suspension by such exchanges have been threatened (except as set forth in the letter to the Company dated February 8, 1999 from the Nasdaq Stock Market, Inc., provided that the Company has satisfied the requirements set forth in such letter) either (A) in writing by such exchanges or (B) by falling below the minimum listing maintenance requirements of such exchanges and all of the Conversion Shares and the Warrant Shares issuable upon conversion or exercise of the Mandatory Preferred Shares and the related Warrants, as the case may be, to be sold at the Mandatory Closing shall be listed upon the Nasdaq National Market, AMEX or NYSE.

                     (iv) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Mandatory Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents or the Certificate of Determination to be performed, satisfied or complied with by the Company at or prior to the Mandatory Closing Dates. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Mandatory Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer including, without limitation, an update as of the Mandatory Closing Date regarding the representation contained in Section 3(c) above.

                     (v) Such Buyer shall have received the opinion of Baker & McKenzie dated as of the Mandatory Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit C attached hereto.

                     (vi) The Company shall have executed and delivered to such Buyer the Warrants and the Stock Certificates (in such denominations as such Buyer shall request) for the Mandatory Preferred Shares being purchased by such Buyer at the Mandatory Closing.

                     (vii) The Board of Directors of the Company shall have adopted, and shall not have amended, the Resolutions.

                     (viii) As of the Mandatory Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, a number of shares of Common Stock equal to at least 200% of the number of shares of Common Stock which would be issuable upon conversion in full of the then outstanding Preferred Shares (without regard to any limitations on conversions) and 100% of the number of shares of Common Stock which would be issuable upon conversion in full of the then outstanding Warrants, including for such purposes the Mandatory Preferred Shares and the related Warrants to be issued at such Mandatory Closing.

                     (ix) The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent and shall be in effect as of the Mandatory Closing Date.

                     (x) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in the state of such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within ten (10) days of the Mandatory Closing Date.

                     (xi) The Company shall have delivered to such Buyer a certified copy of its Articles of Incorporation as certified by the Secretary of State of the State of California within ten days of the Mandatory Closing Date.

                     (xii) The Company shall have delivered to such Buyer a secretary's certificate certifying as to (A) the Resolutions, (B) the Articles of Incorporation and (C) By-laws, each as in effect at the Mandatory Closing Date.

                     (xiii) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Mandatory Closing Date.

                     (xiv) During the period beginning on the Mandatory Share Notice Date and ending on and including the Mandatory Closing Date, the Registration Statement covering the resale of the Conversion Shares and the Warrant Shares has been declared effective by the SEC and at all times has been effective and available for the sale of no less than the sum of (I) 200% of the sum of (A) the number of Conversion Shares then issuable upon the conversion of the Initial Preferred Shares and the Mandatory Preferred Shares as if converted at the Conversion Price on the Mandatory Share Notice Date and (B) the number of Conversion Shares outstanding as of the Mandatory Share Notice Date and (II) 100% of the sum of (g) the number of Warrant Shares then issuable upon exercise of the outstanding Warrants and
           (z) the number of Warrant Shares outstanding as of the Mandatory Share Notice Date.

                     (xv) The Initial Registration Statement has been declared effective by the SEC in accordance with the terms of the Registration Rights Agreement on or before the date which is 90 days after the Initial Closing Date.

                     (xvi) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                     (xvii) No legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement.

                     (xviii) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request upon reasonable advance notice.

                     c. Additional Closing Dates. The obligation of each Buyer hereunder to purchase the Additional Preferred Shares at each of the Additional Closings is subject to the satisfaction, at or before each of the Additional Closing Dates, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

                     (i) The Company shall have complied with the requirements of Section 1(f).

                     (ii) The Certificate of Determination, shall be in full force and effect and shall not have been amended since the Initial Closing Date, and a copy thereof certified by the Secretary of State of the State of California shall have been delivered to such Buyer.

                     (iii) The Common Stock shall be authorized for quotation on the Nasdaq National Market or listed on AMEX or NYSE, and shall not have been suspended from trading on or delisted from such exchanges nor shall delisting or suspension by such exchanges have been threatened (except as set forth in the letter to the Company dated February 8, 1999 from the Nasdaq Stock Market, Inc., provided that the Company has satisfied the requirements set forth in such letter) either (A) in writing by such exchanges or (B) by falling below the minimum listing maintenance requirements of such exchanges and all of the Conversion Shares and the Warrant Shares issuable upon conversion or exercise of the Additional Preferred Shares and the related Warrant, as the case may be, to be sold at the Additional Closing shall be listed upon the Nasdaq National Market, AMEX or NYSE.

                     (iv) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents or the Certificate of Determination to be performed, satisfied or complied with by the Company at or prior to the Additional Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Additional Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer including, without limitation, an update as of the Additional Closing Date regarding the representation contained in Section 3(c) above.

                     (v) Such Buyer shall have received the opinion of Baker & McKenzie dated as of the Additional Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit C attached hereto.

                     (vi) The Company shall have executed and delivered to such Buyer the Warrants and the Stock Certificates (in such denominations as such Buyer shall request) for the Additional Preferred Shares being purchased by such Buyer at the Additional Closing.

                     (vii) The Board of Directors of the Company shall have adopted, and shall not have amended, the Resolutions.

                     (viii) As of the Additional Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, a number of shares of Common Stock equal to at least 200% of the number of shares of Common Stock which would be issuable upon conversion in full of the then outstanding Preferred Shares (without regard to any limitations on conversions) and 100% of the number of shares of Common Stock which would be issuable upon conversion in full of the then outstanding Warrants, including for such purposes the Additional Preferred Shares and related Warrants to be issued at such Additional Closing.

                     (ix) The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent and shall be in effect as of the Additional Closing.

                     (x) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in the state of such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within ten (10) days of the Additional Closing Date.

                     (xi) The Company shall have delivered to such Buyer a certified copy of its Articles of Incorporation as certified by the Secretary of State of the State of California within ten (10) days of the Additional Closing Date.

                     (xii) The Company shall have delivered to such Buyer a secretary's certificate certifying as to (A) the Resolutions, (B) the Articles of Incorporation and (C) By-laws, each as in effect at the Additional Closing Date.

                     (xiii) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five (5) days of the Additional Closing Date.

                     (xiv) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                     (xv) No legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement.

                     (xvi) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request upon reasonable advance notice.

           8. INDEMNIFICATION. In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents and the Certificate of Determination, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing person's agents or other representatives

(including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or the Certificate of Determination or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or the Certificate of Determination or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee (other than a cause of action, suit or claim which (x) is brought or made by the Company and (y) is not a shareholder derivative suit) and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or the Certificate of Determination (d) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or (e) the status of such Buyer or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 8 shall be the same as those set forth in Sections 6(a) and 6(c) of the Registration Rights Agreement, including, without limitation, those procedures with respect to the settlement of claims and the Company's right to assume the defense of claims.

           9.        GOVERNING LAW; MISCELLANEOUS.

                     a. Governing Law; Jurisdiction; Jury Trial. The corporate laws of the State of California shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, and, if the Company's principal place of business is in San Diego, California, the City of San Diego, State of California, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

                     b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

                     c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                     d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                     e. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyers, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the Exhibits, Schedules and other instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents or the Certificate of Determination unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of the Preferred Shares, as the case may be.

                     f. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

           If to the Company:

                     AVANIR Pharmaceuticals
                     9393 Towne Center Drive, Suite 200
                     San Diego, California 92121
                     Telephone:                     619-558-0364
                     Facsimile:                     619-455-8059
                     Attention:                     Gregory P. Hanson

           With a copy to:

                     Baker & McKenzie
                     101 West Broadway, 12th Floor
                     San Diego, California 92101
                     Telephone:                     619-236-1441
                     Facsimile:                     619-236-0429
                     Attention:                     John J. Hentrich, Esq.

           If to the Transfer Agent:

                     American Stock Transfer & Trust Company
                     6201 15th Avenue
                     Brooklyn, New York 11219
                     Telephone:                     718-921-8254
                     Facsimile:                     718-921-8328
                     Attention:                     Nydia Ramos


           If to a Buyer, to it at the address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

                     g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Preferred Shares. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of two-thirds (2/3) of the Preferred Shares then outstanding including by merger or consolidation. A Buyer may assign some or all of its rights hereunder without the consent of the Company; provided, however, that any such assignment shall not release such Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in the Transaction Documents or the Certificate of Determination, Buyer shall be entitled to pledge the Securities in connection with a bona fide margin account.

                     h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                     i. Survival. Unless this Agreement is terminated under
Section 9(l), the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive each of the Closings. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

                     j. Publicity. The Company and each Buyer shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (although each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

                     k. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                     l. Termination. In the event that the Initial Closing shall not have occurred with respect to a Buyer on or before five (5) business days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this
Section 9(l), the Company shall remain obligated to reimburse the non-breaching Buyers for expenses up to the amount described in Section 4(i) above.

                     m. Placement Agent. Each of the Company and the Buyers acknowledges that it has not engaged any placement agent in connection with the sale of the Preferred Shares and the related Warrants. Each party shall be responsible for the payment of its own placement agent's fees or broker's commissions in connection with the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim relating to the Company's placement agent or broker. Each Buyer shall, severally and not jointly, pay, and hold the Company harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim relating to such Buyer's placement agent or broker.

                     n. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                     o. Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and the Certificate of Determination and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

                     p. Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to the Registration Rights Agreement, the Certificate of Determination or the Warrants or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                                   * * * * * *

           IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:                            BUYERS:

AVANIR PHARMACEUTICALS              HFTP INVESTMENT L.L.C.
                                        By:  Promethean Investment Group L.L.C.
                                        Its: Investment Manager
By: /s/Gregory P. Hanson
   -----------------------------
Name:  Gregory P. Hanson
Its:   Chief Financial Officer      By:/s/ E. Kurt Kim
                                       -----------------------------------------
                                        Name:  E. Kurt Kim
                                        Its:   Authorized Signatory

                                    AG SUPER FUND INTERNATIONAL
                                    PARTNERS, L.P.

                                    By:    ANGELO, GORDON & CO., L.P.
                                    Its:   General Partner

                                    By:/s/ Michael L. Gordon
                                       -----------------------------------------
                                    Name:  Michael L. Gordon
                                    Its:   Chief Operating Officer

                                    GAM ARBITRAGE INVESTMENTS,
                                    INC.

                                    By:    ANGELO, GORDON & CO., L.P.
                                    Its:   Investment Advisor

                                    By:/s/ Michael L. Gordon
                                       -----------------------------------------
                                    Name:  Michael L. Gordon
                                    Its:   Chief Operating Officer

                                    LEONARDO, L.P.

                                    By:    ANGELO, GORDON & CO., L.P.
                                    Its:   General Partner

                                    By:/s/ Michael L. Gordon
                                       -----------------------------------------
                                    Name:  Michael L. Gordon
                                    Its:   Chief Operating Officer

          [SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT - P. 2 OF 2]

                                    RAPHAEL, L.P.

                                    By:/s/ Michael L. Gordon
                                       -----------------------------------------
                                    Name:  Michael L. Gordon
                                    Its:   Chief Operating Officer

                                    RAMIUS FUND, LTD.

                                    By:    AG RAMIUS PARTNERS, L.L.C.
                                    Its:   Investment Advisor

                                    By:/s/ Michael L. Gordon
                                       -----------------------------------------
                                    Name:  Michael L. Gordon
                                    Its:   Managing Officer

                               SCHEDULE OF BUYERS

                                                                              NUMBER OF
                                                                               INITIAL
                                             INVESTOR ADDRESS                 PREFERRED     INVESTOR'S REPRESENTATIVES' ADDRESS
        INVESTOR NAME                      AND FACSIMILE NUMBER                SHARES               AND FACSIMILE NUMBER
        -------------                      --------------------                ------               --------------------
HFTP Investment L.L.C.        c/o Promethean Investment Group, L.L.C.            100        Promethean Investment Group, L.L.C.
                              750 Lexington Ave., 22nd Floor                                750 Lexington Ave., 22nd Floor
                              New York, New York 10022                                      New York, New York 10022
                              Attn: James F. O'Brien, Jr.                                   Attn: James F. O'Brien, Jr.
                                      E. Kurt Kim                                                   E. Kurt Kim
                              Telephone: 212-702-5200                                       Telephone: 212-702-5200
                              Facsimile: 212-758-9334                                       Facsimile: 212-758-9334
                              Residence: New York
                                                                                            Katten Muchin & Zavis
                                                                                            525 West Monroe, Suite 1600
                                                                                            Chicago, Illinois  60661-3693
                                                                                            Attn:  Robert J. Brantman, Esq.
                                                                                            Telephone: 312-902-5200
                                                                                            Facsimile:  312-902-1061
AG Super Fund International   c/o Angelo, Gordon & Co., L.P.                      5
Partners, L.P.                245 Park Avenue - 26th Floor
                              New York, New York 10167
                              Attention: Gary Wolf or Ari Storch
                              Facsimile: (212) 867-6449
                              Telephone: (212) 692-2035
                              Residence: Cayman Islands

GAM Arbitrage Investments,    c/o Angelo, Gordon & Co., L.P.                      5
Inc.                          245 Park Avenue - 26th Floor
                              New York, New York 10167
                              Attention: Gary Wolf or Ari Storch
                              Facsimile: (212) 867-6449
                              Telephone: (212) 692-2035
                              Residence: British Virgin Islands

Leonardo, L.P.                c/o Angelo, Gordon & Co., L.P.                     60
                              245 Park Avenue - 26th Floor
                              New York, New York 10167
                              Attention: Gary Wolf or Ari Storch
                              Facsimile: (212) 867-6449
                              Telephone: (212) 692-2035
                              Residence: Cayman Islands

Raphael, L.P.                 c/o Angelo, Gordon & Co., L.P.                     10
                              245 Park Avenue - 26th Floor
                              New York, New York 10167
                              Attention: Gary Wolf or Ari Storch
                              Facsimile: (212) 867-6449
                              Telephone: (212) 692-2035
                              Residence: Cayman Islands

                                                                              NUMBER OF
                                                                               INITIAL
                                             INVESTOR ADDRESS                 PREFERRED     INVESTOR'S REPRESENTATIVES' ADDRESS
        INVESTOR NAME                      AND FACSIMILE NUMBER                SHARES               AND FACSIMILE NUMBER
        -------------                      --------------------                ------               --------------------
Ramius Fund, Ltd.             c/o Angelo, Gordon & Co., L.P.                     20
                              245 Park Avenue - 26th Floor
                              New York, New York 10167
                              Attention: Gary Wolf or Ari Storch
                              Facsimile: (212) 867-6449
                              Telephone: (212) 692-2035
                              Residence: Bermuda

                                    SCHEDULES

Schedule of Buyers
Schedule 3(a)           -       Subsidiaries
Schedule 3(c)           -       Capitalization
Schedule 3(e)           -       Conflicts
Schedule 3(g)           -       Material Changes
Schedule 3(h)           -       Litigation
Schedule 3(m)           -       Employee Relations
Schedule 3(n)           -       Intellectual Property
Schedule 3(p)           -       Liens
Schedule 3(r)           -       Regulatory Permits
Schedule 3(u)           -       Tax Status
Schedule 3(v)           -       Certain Transactions



                                    EXHIBITS

Exhibit A               -       Form of Certificate of Determination
Exhibit B               -       Form of Registration Rights Agreement
Exhibit C               -       Form of Company Counsel Opinion
Exhibit D               -       Form of Irrevocable Transfer Agent Instructions
Exhibit E               -       Form of Class J Stock Purchase Warrant